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                                                                   Exhibit 10.13

November 5, 2003


              RE: Termination, Severance Offer and General Release

Dear Brian:

In connection with the September 17, 2003 termination of your service as President and Chief Executive Officer of Crossroads Systems, Inc. (the "Company"), you are eligible for certain severance benefits. As set forth in the severance benefit plan letter agreement dated as of May 15, 2003 (the "Severance Agreement"), a signed copy of which is attached hereto as Exhibit A, your eligibility for the benefits set forth in the Severance Agreement depends upon your execution of a general release. Additionally, in recognition of your service to the Company, the Company has agreed to extend you additional benefits above and beyond those for which you are eligible under the Severance Agreement ("Additional Benefits") in exchange for a general release and your other agreements contained herein. Attached as Exhibit B to this Letter Agreement is a copy of the general release (the "Release") the Company is requiring you to sign in order to receive the benefits for which you are eligible under the Severance Agreement as well as those Additional Benefits the Company has made available to you. As we have discussed, your employment with the Company is terminated effective September 30, 2003 (your "Employment Termination Date"). This Letter Agreement summarizes the separation benefits available to you upon your executing the Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Severance Agreement.

I.       Background

         A. As of the date of the termination of your employment with the Company, your annual salary was $250,000 ($20,833.33 monthly), and you had received and held the following option grants:

                  i. On March 1, 2002, you received an option grant under the terms of the Company's 1999 Stock Option Plan, as amended (the "Plan"), to purchase up to an aggregate of 5,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), with an exercise price of $3.54 per share ("Option 1112"). As of your employment termination date, you are fully vested in Option 1112.

                  ii. On May 7, 2002, you received an option grant under the terms of the Plan to purchase up to an aggregate of 150,000 shares of Common Stock, with an exercise price of

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$2.51 per share ("Option 1114"). As of your employment termination date, you are fully vested in Option 1114.

                  iii. On August 7, 2002, you received an option grant under the terms of the Plan to purchase up to an aggregate of 150,000 shares of Common Stock, with an exercise price of $0.71 per share ("Option 1235"). As of your employment termination date, you are fully vested in Option 1235.

                  iv. On November 7, 2002, you received an option grant under the terms of the Plan to purchase up to an aggregate of 150,000 shares of Common Stock, with an exercise price of $0.69 per share ("Option 1239" and, together with Option 1112, Option 1114 and Option 1235, the "Fully Vested Options"). As of your employment termination date, you are fully vested in Option 1239.

                  v. On November 19, 2002, you received an option grant under the terms of the Plan to purchase up to an aggregate of 300,000 shares of Common Stock, with an exercise price of $0.79 per share ("Option 99-249"). Option 99-249 is subject to a 4-year vesting schedule. As of your employment termination date, you are not vested in any shares under Option 99-249.

II.      Termination Rights and Obligations

         A. Payment of Current Salary and Vacation. On September 30, 2003, you received your final paycheck for wages earned through the termination date.

         B. Continuation of Health and Welfare Coverage. If you elect not to sign the Release and accept the health coverage benefits offered to you in the Severance Agreement, your health care coverage will have terminated on September 30, 2003. Upon termination of your coverage, you may choose to continue your health care coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If you elect to continue health coverage under federal COBRA, you will be solely responsible for your and your dependents' health benefits, including all COBRA premiums. A COBRA notification form containing an explanation of your COBRA rights will be mailed to you and your dependents at your last known address on file with the Company. You will have sixty (60) days from the date of the COBRA notice to elect continuation of benefits under COBRA. It is your responsibility to ensure that you and/or your eligible dependents timely make the COBRA election, and if you fail to do so, you will have waived rights under COBRA.

         C. Reimbursement of Expenses. The Company will reimburse you for actual and reasonable out-of-pocket costs and expenses incurred by you on behalf of the Company prior to the date of your termination of employment, provided that you provide proof of such costs and expenses on the appropriate forms and consistent with Company policies. To the extent that you incur additional reimbursable expenses on behalf of the Company in your continuing role as a director, you will be reimbursed in accordance with Company policies, including submission of such expenses on the Company's forms.

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         D.       Other Agreements and/or Obligations. The Indemnity Agreement
and Proprietary Information and Inventions Agreement ("PIIA") by and between the Company and you will remain in force pursuant to their terms. Also, you will remain a member of the Board.

III. Separation Package Pursuant to the Severance Agreement. Because your termination is not a Termination for Cause and is not in connection with a Change in Control, upon signing the Release, you will become eligible for the benefits set forth in Part Two, A(1-3) of the Severance Agreement, which are the benefits available to you in the context of an Involuntary Termination not related to a Change in Control. However, Part Four of the Severance Agreement sets forth special restrictive covenants that would limit the benefits awarded you under Part Two of the Severance Agreement should you violate any of the non-solicitation or non-competition restrictions set forth in Part Four of the Severance Agreement. Therefore, unless and until Part Four of the Severance Agreement is invoked and based upon the terms of the Severance Agreement, upon executing the Release, you are eligible for the following:

         A. Salary Continuation. Twelve months of your monthly base salary (which is $20,833.33 monthly), less all applicable withholdings (your "Salary Continuation"), to be paid to you in the Company's normal payroll practices. As additional consideration for your agreements herein and provided that you have executed the Release, we have agreed that you may elect (upon at least five (5) days' prior written notice) to have the Company accelerate payment of your remaining unpaid Salary Continuation into a lump sum payment (less applicable withholdings) at any point after signing of the general release.

         B. Immediate Vesting and Exercisability of Certain Stock Options. Immediate vesting and exercisability of each outstanding Option that you currently hold for the number of additional shares in which you would have vested had you remained in the Company's employ for a period of twelve (12) months following the Involuntary Termination. We have agreed that such options, as well as your Fully Vested Options, shall be exercisable until the earlier of
(i) the expiration of the option term or (ii) the end of the six (6)-month period following the date of your cessation of service as a member of the Board of Directors of the Company, and are subject to applicable income and withholding taxes. Under Option 99-249, you would be vested as to 131,250 shares by September 30, 2004, had you remained in the Company's employ. The option term for Option 99-249 is ten years from the grant date, which was November 19, 2002. Therefore, you have until the earlier of (i) November 18, 2012 or (ii) six
(6)-months following the date of your cessation of service as a member of the Board of Directors of the Company to exercise the option to purchase those 131,250 vested shares at an exercise price of $0.79 per share.

         C. Continuation of Health Coverage. Finally, the Company will, at its expense, continue to provide you and your eligible dependents with the Company's paid portion of health care coverage under the Company's medical/dental plan until the earlier of (i) the expiration of that number of months equal to the Severance Period measured from October 1, 2003 or (ii) the first date that you are covered under another employer's health benefit program which provides substantially the same level of benefits without exclusion for pre-existing medical conditions. Such Health Care Coverage will be in lieu of any other continued health care coverage to which

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you or your dependents would otherwise be entitled at your own cost under Code
Section 4980B by reason of your termination of employment.

IV. Additional Agreements. In exchange for your execution of the Release, the Company also has made available to you the following benefits:

         A. Extension of Employment. Rather than September 17, 2003, the date you ceased to serve as the Company's President and Chief Executive Officer, the Company agreed to extend your employment date through September 30, 2003 for option vesting, salary payment and health benefit coverage purposes.

         B. Vesting and Exercisability of Additional Option 99-249 Shares. The Severance Agreement provides for immediate vesting and exercisability of 131,250 shares pursuant to Option 99-249 in exchange for signing the Release. The Company recognizes, however, that even if you execute the Release attached as Exhibit B, pursuant to the terms of the Severance Agreement, 168,750 shares pursuant to Option 99-249 would remain unvested and unexercisable. Thus, in recognition of your service to the Company, the Company also wishes to extend you the option of receiving certain additional benefits above and beyond those to which you are entitled pursuant to the Severance Agreement.

         Therefore, the Company has agreed to also accelerate the vesting as to an additional 18,750 shares under Option 99-249, resulting in an aggregate of 150,000 shares under Option 99-249, which will be deemed to be vested and exercisable at an exercise price of $0.79 per share for an aggregate purchase price of $118,500. Should you sign the Release, you would have until the earlier of (i) November 18, 2012 (the expiration date of Option 99-249) or (ii) six
(6)-months following the date of your cessation of service as a member of the Board of Directors of the Company to exercise the vested shares under Option 99-249. Such options are subject to applicable income and withholding taxes. Other than the foregoing acceleration in exchange for your signing the Release, Option 99-249 will terminate and 150,000 unvested shares will be forfeited and returned to the Plan.

         C. Issuance of Stock Bonus Plan Shares. Pursuant to the Fiscal Year 2003 Stock Bonus Incentive Program, you were eligible to receive a stock performance grant for 174,000 shares of Common Stock (the "Stock Bonus Plan Shares") provided that you were an employee of the Company on the date such shares were to be issued. Your Severance Agreement does not provide that you will receive the Stock Bonus Plan Shares. In recognition of your service to the Company, provided that you execute the Release, then the Company will issue to you 50,000 of the Stock Bonus Plan shares that you would have been entitled to receive had you remained an employee of the Company on the date or dates such shares were to be issued. Within three (3) business days after the Release is delivered to the Company, the Company will request that the administrator of the Plan, Salomon Smith Barney, issue the Stock Bonus Plan Shares to you in accordance with its standard procedures for the issuance of shares under the Plan, including payment of applicable taxes.

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         D.       Laptop Computer/PDA. You will maintain possession of your
laptop computer and PDA, although you have agreed to return to the Company any of the Company's Proprietary Information, as that term is defined in the Company's PIIA. If requested, you also agree to allow Dave Riegel on behalf of the Company to examine your laptop and PDA in your presence for any Proprietary Information within thirty days of the date hereof.

         E. Use of Company Email Address. The Company will allow you to continue to have access to your Company email address to send and receive email, such use to be in accordance with Company policies, until December 31, 2003.

V. Miscellaneous. This Letter Agreement and the Release are binding on your representatives, heirs, executors, administrators, successors and assigns and upon the Company's successors and assigns. You understand and agree that in any dispute between you and the Company regarding the terms of this Letter Agreement and/or the Release and/or any alleged breach thereof, that the prevailing party shall be entitled to recover its costs and reasonable attorneys' fees arising out of such dispute.

         You understand that the Company is not providing you with any tax, legal or financial advice regarding any of the matters covered herein, including but not limited to, your tax obligations under this Letter Agreement or the Release. You are personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by you under this Letter Agreement or the Release. You agree to indemnify the Company and hold the Company harmless, from any and all taxes, penalties and/or other assessments that the Company is, or may become, obligated to pay on account of your failure to comply with the preceding sentence.

         By signing this Letter Agreement and the Release, you acknowledge that you do not have any Company property in your possession, nor have you failed to return any Company property to the Company including but not limited to access cards, keys, credit card and telephone calling card, cell phone, pagers, and computer equipment including laptops, PDA and software (except that the Company has agreed for you to keep your laptop computer and PDA). You hereby also acknowledge that you do not have any of the Company's Proprietary Information, as that term is defined in the Company's Confidentiality, Proprietary Information and Inventions Agreement, in your possession.

         This Letter Agreement, together with the Release, including any agreements or documents referred to herein, constitute an integrated, written contract, expressing the entire agreement between the Company and you with respect to the subject matter hereof. In this regard, you represent and warrant that you are not relying on any promises or representations that do not appear in this Letter Agreement or the Release. This Letter Agreement and the Release can be amended or modified only by a written agreement signed by you and the Company.

         This Letter Agreement and the Release shall, in all respects, be interpreted, enforced and governed under the laws of the State of Texas applicable to contracts executed and performed in Texas without giving effect to conflicts of law principles. You agree that any disputes or

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litigation that may arise with respect to this Letter Agreement and/or the
Release shall be brought and prosecuted in Travis County, Texas, and you agree to waive any objections to the location of such disputes or litigation, including, but not limited to objections based on forum non conveniens.

         You agree that if any provision or portion of any provision of this Letter Agreement or the Release is held to be invalid or unenforceable or to be contrary to public policy or any law, for any reason, the remainder of the Release shall not be affected thereby.

         You and the Company each agree to take whatever additional actions and execute whatever additional documents that may be necessary or advisable in order to carry out or effect one or more of the obligations provided for in this Letter Agreement or the Release.

         This Letter Agreement and the Release may be executed in separate counterparts and by facsimile and each such counterpart shall be deemed an original with the same effect as if the Company and you signed the same document.

VI. Conclusion. If you wish to receive the severance benefits available to you pursuant to the Severance Agreement as well as the Additional Benefits being offered to you, please (i) execute this Letter Agreement in the space provided below, and (ii) review the attached Release, execute it, and return it to Kathy Blair at the Company within twenty-one (21) days. The Release will be considered "returned" to the Company when you have dated, signed and faxed or hand-delivered it to Kathy Blair at the Company's office located at 8300 North MoPac Expressway, Austin, Texas 78759, on or before 5:00 p.m. on the return deadline. Should you desire to fax the executed Release to the Company instead, you should use the following fax number: 512-928-7199.

                            [Signature Page Follows]

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                                                    Very truly yours,

                                                    CROSSROADS SYSTEMS, INC.

                                                    By:_________________________
                                                    Name:_______________________
                                                    Title:______________________

By executing this Letter Agreement, I hereby agree to the provisions hereof, and acknowledge that I am concurrently delivering an executed copy of the Release, without which the Company's other agreements herein shall be null and void.

ACCEPTED AND ACKNOWLEDGED:

______________________
Brian R. Smith

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                                    EXHIBIT A
                               SEVERANCE AGREEMENT

                                 (SEE ATTACHED)

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                                    EXHIBIT B
                                 GENERAL RELEASE

         By signing this General Release (this "Release") and accepting the severance being offered to Brian R. Smith ("you" or "You") in the Termination, Severance Offer and General Release Letter Agreement to which this Release is an exhibit, you agree to waive, release, and forever discharge Crossroads Systems, Inc. (the "Company") and its parents, successors, assigns, divisions, subsidiaries, affiliates, partners, officers, directors, executives, investors, shareholders, managers, supervisors, employees, agents, attorneys and representatives (collectively the "Released Parties" or "Releasees"), from any and all claims, demands, and causes of action which you have or claim to have, whether known or unknown, of whatever nature, which exist or may exist as of the date of your execution of this Release. "Claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, fraud, equity, tort, discrimination, harassment, retaliation, personal injury, constructive discharge, emotional distress, public policy, wage and hour law, defamation, claims for debts, accounts, attorneys' fees, compensatory damages, punitive damages, and/or liquidated damages, claims for vesting or accelerated vesting of options to purchase the Company's Common Stock whether related to a Change in Control or otherwise, and any and all claims arising under the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal or state statute governing employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Texas Labor Code, and the Texas Commission on Human Rights Act, as such statutes may have been or may be amended from time to time.

         You understand and agree, in compliance with any statute or ordinance which requires a specific release of unknown claims or benefits, that this Release includes a release of unknown claims, and you hereby expressly waive and relinquish any and all claims, rights or benefits that you may have which are unknown to you at the time of the execution of this Release. You understand and agree that if, hereafter, you discover facts different from or in addition to those which you now know or believe to be true, that the waivers and releases of this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of such fact.

         You represent and warrant that you do not presently have on file, and further represent and warrant to the maximum extent allowed by law that you will not hereafter file, any lawsuits, claims, charges, grievances or complaints against the Company and/or the Released Parties in or with any administrative, state, federal or governmental entity, agency, board or court, or before any other tribunal or panel or arbitrators, public or private, based upon any actions or omissions by the Company and/or the Released Parties occurring prior to the Effective Date of this Release. You understand that nothing in this Release prevents you from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC or any other federal, state or local agency charged with the enforcement of any employment laws. To the extent that you are still entitled to file an administrative charge with any governmental agency, you hereby release any personal entitlement to reinstatement, back pay, or any other types of

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damages or injunctive relief in connection with any civil action brought on your behalf after your filing of any administrative charge.

         The only claims that this Release does not include are claims related to the consideration offered for this Release, the business expense reimbursement policy of the Company, your rights under the employment benefits plans of the Company, (as applicable to you on the date of your termination), and any claims that controlling law clearly states may not be released by settlement.

         Nothing in this Release shall constitute or be treated as an admission of any wrongdoing or liability on your part or on the part of the Company and/or the Released Parties. You acknowledge that you have been advised to consult with an attorney of your choosing prior to entering into this Release. You waive any right to written notice of termination from the Company that may have been contemplated or required pursuant to the Severance Benefit Plan you agreed to on May 15, 2003 (the "Severance Agreement").

         Nothing in this Release is intended to alter, modify or waive the Company's and your continuing rights and obligations under the Company's Confidentiality, Proprietary Information and Inventions Agreement or its Indemnity Agreement, each signed by you and each incorporated herein by this reference. You understand and agree that a breach of any continuing obligation contained in the above agreements shall also constitute a breach of this Release.

         Finally, you represent and agree that you are the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands arising out of or in any way related to your employment with the Company and/or the termination thereof.

         You acknowledge that you have twenty-one (21) days to consider this Release and that you may deliver your acceptance of this Release to Kathy Blair. You acknowledge that you received this Release on November 5, and that this Release will become effective, fully enforceable and irrevocable after you sign this Release (hereinafter the "Effective Date").

                            [Signature Page Follows]

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BRIAN R. SMITH

_____________________________

Dated:_______________________

ACCEPTED AND ACKNOWLEDGED:

CROSSROADS SYSTEMS, INC.

By:__________________________
Name:________________________
Title:_______________________

Dated:_______________________

                      [SIGNATURE PAGE TO GENERAL RELEASE]